Exhibit 99.1

Athenex Provides Fourth Quarter and Full Year 2022 Financial Results and

Business Update

Exploring a range of strategic alternatives

Revenues from product sales from continued operations increased +27% Y/Y in 4Q 2022 and

+33% for full year 2022

Net Loss attributable to Athenex was $34.2 million, or $4.28 per diluted share in 4Q2022,

compared to $104.4 million, or $19.08 per diluted share, in the prior year quarter

Cash, cash equivalents, and restricted cash balance of $35.6 million at year end

Additional Phase 1 dose escalation study safety and preliminary efficacy data for

KUR-502 CAR-NKT cell therapy product anticipated in 2H 2023

Phase 1 GINAKIT2 study of KUR-501 on clinical hold; pending serious adverse event investigation and safety risk mitigation planning to reopen clinical trial

Graduation of Oral Paclitaxel combination regimen in the neoadjuvant triple-negative breast cancer treatment subgroup of I-SPY 2 trial

Buffalo, N.Y., March 20, 2023 (GLOBE NEWSWIRE) – Athenex, Inc., (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development, and commercialization of novel therapies for the treatment of cancer and related conditions, today provided a corporate and financial update for the fourth quarter and full year ended December 31, 2022.

“In 2022, we focused on executing our strategic vision to advance our differentiated NKT cell therapy platform and reported positive clinical data for our two lead investigational CAR-NKT cell therapy products in both neuroblastoma and non-Hodgkin lymphoma,” said Dr. Johnson Lau, Chief Executive Officer of Athenex. “In addition, we made significant progress in monetizing company assets during the year, in line with our planned strategy. In 2023, we are pursuing a broader range of strategic alternatives while remaining focused on improving our balance sheet as we continue to advance our promising clinical development programs.”

Fourth Quarter 2022 and Recent Business Highlights

Corporate Updates:

•	Closed the sale of China API business

•	Ended the manufacturing of 503B sterile compounded products and will exit the market in April 2023

•	Effected a 20:1 reverse stock split of Athenex common stock on February 15, 2023; the Company received notice on March 16, 2023 that it regained compliance with Nasdaq’s continued listing requirements

Clinical Development Programs:

NKT Cell Therapy Platform

KUR-501: Autologous GD2 CAR-NKT cell therapy for relapsed/refractory high-risk neuroblastoma (R/R HRNB)

•

Recent FDA-imposed clinical hold of the KUR-501 Investigational New Drug Application (IND) following the death of a young heavily pretreated male patient with R/R HRNB treated at the fifth dose level of 300 million cells/m2 approximately three weeks after CAR-NKT cell therapy product administration. Baylor College of Medicine (BCM), the IND holder, continues to investigate the etiology and pathogenesis of this event

•	Subject was found to have human metapneumovirus infection, then Grade 1 cytokine release syndrome (CRS) that was treated with immunosuppressants

•	Subject later developed polyclonal hyperleukocytosis complicated by multiorgan dysfunction without evidence of sepsis

BCM is devising a safety risk mitigation plan to reopen the clinical trial, one that could include excluding patients with concomitant viral infections, but can provide no assurances that the clinical hold will be lifted or when it will be lifted. The Company is working closely with BCM to help address the FDA’s questions and remains committed to the continued safe clinical development of what it believes is a promising new CAR-NKT cell therapy product for a high unmet medical need in a pediatric orphan indication.

Anticipated Upcoming Milestones

•	Targeting Phase 1 GINAKIT2 study of KUR-501 reopening mid-2023, pending FDA potentially lifting clinical hold

•	Phase 1 GINAKIT2 dose escalation study safety and preliminary efficacy data update anticipated in 2H 2023

KUR-502: Allogeneic CD19 CAR-NKT cell therapy for relapsed/refractory B-cell malignancies

•	Ongoing multicenter expansion of Phase 1 dose-escalation study (ANCHOR2) initiated in Q4 2022

Anticipated Upcoming Milestones

•	Next clinical trial data update from the ongoing ANCHOR and ANCHOR2 studies anticipated in 2H 2023

KUR-503: Allogeneic GPC3 CAR-NKT cell therapy for previously treated advanced GPC3-expressing hepatocellular carcinoma

Anticipated Upcoming Milestones

•	IND application filing for the investigational treatment of adults with previously treated advanced GPC3-expressing hepatocellular carcinoma planned in 2024

Oral Paclitaxel and Encequidar

•	Graduation of Oral Paclitaxel combination regimen (encequidar, a PD-1 inhibitor, and carboplatin) in the neoadjuvant triple-negative breast cancer treatment subgroup of the I-SPY2 Phase 2 trial

•	Received marketing authorization denial from MHRA for the treatment of metastatic breast cancer based solely on chemistry, manufacturing and controls (CMC) issues

Anticipated Upcoming Milestones

•	Plan to discuss the I-SPY 2 Phase 2 trial data with the FDA in connection with the New Drug Application (NDA) of Oral Paclitaxel for metastatic breast cancer

•

Data update from I-SPY 2 Phase 2 trial for Oral Paclitaxel regimen in the neoadjuvant breast cancer treatment setting anticipated at upcoming national meetings in 2Q 2023 by Quantum Leap Healthcare Collaborative

•	Expecting independent panel review of MHRA decision

Specialty Pharmaceutical Business:

•	Athenex Pharmaceutical Division (APD) currently markets a total of 39 products with 74 SKUs

Fourth Quarter and Full Year 2022 Financial Highlights

Revenues from product sales from continuing operations increased to $21.8 million for the three months ended December 31, 2022, from $17.1 million for the three months ended December 31, 2021, an increase of $4.7 million or 27%. Product sales for the full year 2022 were $90.9 million, up from $68.5 million in 2021, which represents a 33% increase. This increase is attributed to the launch of two additional APD products, contributing $11.6 million in net product sales, and increased demand for three FDA shortage products, contributing $12.0 million in net product sales, during the full year 2022.

License fees and other revenue for the three months and year ended December 31, 2022 were $3.3 million and $11.9 million, respectively, compared to $0.8 million and $26.9 million, respectively, for the same periods in 2021.

Cost of sales for the three months ended December 31, 2022 totaled $18.2 million, an increase of $2.5 million, or 16%, as compared to $15.7 million for the three months ended December 31, 2021. Cost of sales totaled $76.1 million for the full year in 2022, an increase of 21% as compared to $62.9 million for the full year in 2021. The increase in our cost of specialty product sales was a result of the increase in sales volumes.

R&D expenses totaled $16.4 million for the three months ended December 31, 2022, down $2.0 million, or 11%, from $18.4 million for the three months ended December 31, 2021. R&D expenses totaled $51.8 million for the full year in 2022, a decrease of 33% as compared to $77.7 million for the full year in 2021. This decrease is primarily due to a decrease in costs related to Oral Paclitaxel, clinical operations, and drug licensing costs.

SG&A expenses totaled $7.2 million for the three months ended December 31, 2022, a decrease of 33% as compared to $10.8 million for the three months ended December 31, 2021. SG&A expenses totaled $44.9 million for the full year in 2022, a decrease of 30%, as compared to $64.2 million for the full year in 2021. This decrease was primarily due to a $11.5 million decrease of Oral Paclitaxel pre-launch expenses, and a decrease from the change in fair value of contingent consideration related to the Kuur Therapeutics acquisition.

The Company recorded impairment of $0.1 million related to the balance of a subsidiary’s in-process research and development during the year ended December 31, 2022, and goodwill impairment of $41.0 million during the three months and year ended December 31, 2021, based on the results of a quantitative goodwill impairment test for our reporting units.

Interest expense totaled $10.8 million and $5.0 million for the three months ended December 31, 2022 and 2021, respectively. Interest expense for the year ended December 31, 2022 totaled $25.8 million, an increase of $5.2 million, as compared to $20.7 million for the year ended December 31, 2021, primarily due to interest recognized on the royalty financing liability, partially offset by decreased borrowings on the Senior Credit Agreement with Oaktree.

Loss on extinguishment of debt amounted to $1.7 million and $3.1 million for the three months and year ended December 31, 2022, respectively. This loss was related to the prepayments we made to Oaktree on the Senior Credit Agreement during 2022.

Income tax (expense) benefit for the three months ended December 31, 2022 amounted to $0.3 million, compared to income tax expense of ($16.0) thousand for the same period in 2021. Income tax expense totaled ($0.3) million and income tax benefit totaled $10.6 million for the full year in 2022 and 2021, respectively. The income tax expense for the full year 2022 is related to foreign income tax withholdings and the income tax benefit for the full year 2021 was primarily the result of deferred taxes related to the acquisition of Kuur’s in-process research and development.

Net losses attributable to Athenex for the three months and year ended December 31, 2022 were $34.2 million and $103.4 million, respectively, or ($4.28) and ($15.81) per diluted share, respectively, as compared to a net loss of $104.4 million and $199.8 million, or ($19.08) and ($38.44) per diluted share, for the same periods in 2021. On February 15, 2023, the Company effected a 20:1 reverse stock split, and all share and per share amounts, and exercise prices of stock options, warrants, and pre-funded warrants, if applicable, in the consolidated financial statements and notes thereto have been retroactively adjusted for all periods presented to give effect to this reverse stock split.

Revenue from product sales from continuing and discontinued operations were $115.6 million and $92.3 million for 2022 and 2021, respectively, an increase of $23.3 million, or 25%. These amounts include revenues from the 503B business of $23.3 million and $19.8 million in 2022 and 2021, respectively, and revenues from the China API business of $1.4 million and $4.0 million in 2022 and 2021, respectively. The 503B business and China API business are now categorized as discontinued operations.

For further details on the Company’s financial results, including the results for the full year ended December 31, 2022, refer to the Form 10-K filed with the SEC.

Liquidity and Capital Resources Update

As of December 31, 2022, the Company had cash and cash equivalents, restricted cash, and short-term investments of $36.7 million. The Company is implementing cost savings programs and plans to monetize assets and raise capital in order to extend cash runway in 2023.

On March 7 and March 13, 2023, the Company received notices of certain alleged defaults and reservations of rights from Oaktree relating to the Senior Credit Agreement. The alleged defaults relate to (i) the Company exceeding the $10.0 million threshold for incurring additional indebtedness by having accounts payable owed to counterparties overdue by more than 90 days, (ii) the Company’s obligation to provide notice to Oaktree related to the foregoing, and (iii) the Company’s obligation to provide notice to Oaktree regarding the recent reverse stock split. Upon the occurrence of an Event of Default, Oaktree has the right to accelerate all amounts outstanding under the Senior Credit Agreement, in addition to other remedies available to it as a secured creditor of ours. If Oaktree accelerates the maturity of the indebtedness under the Senior Credit Agreement, we do not have sufficient capital available to pay the amounts due on a timely basis, if at all, and there is no guarantee that we would be able to repay, refinance or restructure the payments due under the Senior Credit Agreement. The Company responded to Oaktree, which included grounds upon which the Company disputes each of the alleged defaults. The Company has not reached a mutual agreement with Oaktree on this matter.

Athenex management will not host a conference call to accompany this release but intends to provide material updates when appropriate.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a clinical-stage biopharmaceutical company dedicated to becoming a leader in the discovery, development, and commercialization of next-generation cell therapy products for the treatment of cancer. The Company’s mission is to become a leader in bringing innovative cancer treatments to the market and to improve patient health outcomes. In pursuit of this mission, Athenex leverages years of experience in research and development, clinical trials, regulatory standards, and manufacturing. The Company is focused on its innovative Cell Therapy platform, based on natural killer T (“NKT”) cells. For more information, please visit www.athenex.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “expect,” “intend,” “look forward,” “may,” “mission,” “potential,” “plan,” “strategy,” “target,” “vision,” “will,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our history of operating losses and the substantial doubt about our ability to continue as a going concern; our ability to repay, refinance, or restructure our substantial indebtedness owed to our senior secured lender at maturity or upon an event of default; our ability to obtain financing to fund operations, successfully redirect our resources and reduce our operating expenses; our strategic pivot to focus on our cell therapy platform and our plan to dispose of non-core assets; the development stage of our primary clinical candidates, including NKT Cell Therapy and related risks involved in drug development, clinical trials, regulation, uncertainties around regulatory reviews and approvals; the preclinical and clinical results for Athenex’s drug candidates, which may not support further development of such drug candidates; the Company’s ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; the uncertainty of ongoing legal proceedings; risks related to counterparty performance, including our reliance on third parties for success in certain areas of Athenex’s business; risks and uncertainties inherent in litigation, including purported stockholder class actions; the impact of macroeconomic factors, like inflation, supply chain disruptions and the war in Ukraine, on our operations, cash flow, and financial condition; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk that our common stock will be delisted from the Nasdaq Global Market if we are unable to maintain compliance with its continued listing standards, and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website, https://ir.athenex.com/financial-information/sec-filings, or upon request from our Investor Relations Department. All information provided in this release is as of the date hereof, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Athenex Contacts

Investors

Daniel Lang, MD

Athenex, Inc.

Email: danlang@athenex.com

ATHENEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2022	2021

	(In thousands)
Selected Balance sheet data:
Cash, cash equivalents, and restricted cash	$35,620	$51,702
Short-term investments	$1,071	$10,207
Working capital(1)	$10,050	$37,347
Total assets attributable to discontinued operations	$7,308	$72,528
Total assets	$204,055	$267,448
Debt and lease obligations	$37,220	$141,683
Royalty financing liability	$86,745	$—
Total liabilities attributable to discontinued operations	$5,718	$19,305
Total liabilities	$228,236	$232,996
Non-controlling interests	$(17,675)	$(16,679)
Total stockholders’ (deficit) equity	$(24,181)	$34,452

(1)	Working capital: total current assets less total current liabilities

ATHENEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Revenue
Product sales, net	$21,811	$17,148	$90,884	$68,505
License and other revenue	3,253	773	11,937	26,864

Total revenue	25,064	17,921	102,821	95,369

Cost of sales	(18,185)	(15,714)	(76,118)	(62,892)

Gross profit	6,879	2,207	26,703	32,477

Research and development expenses	(16,400)	(18,391)	(51,758)	(77,668)
Selling, general, and administrative expenses	(7,200)	(10,778)	(44,880)	(64,230)
Impairments	—	(41,011)	(79)	(41,011)
Interest income	132	31	363	128
Interest expense	(10,754)	(5,042)	(25,843)	(20,654)
Loss on extinguishment of debt	(1,684)	—	(3,134)	—
Income tax (expense) benefit	258	(16)	(347)	10,604

Net loss from continuing operations	(28,769)	(73,000)	(98,975)	(160,354)
Loss from discontinued operations	(5,476)	(32,082)	(5,448)	(41,682)

Net loss	(34,245)	(105,082)	(104,423)	(202,036)

Less: net loss attributable to non-controlling interests	(67)	(695)	(996)	(2,268)

Net loss attributable to Athenex, Inc.	$(34,178)	$(104,387)	$(103,427)	$(199,768)

Net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	$(4.28)	$(19.08)	$(15.81)	$(38.44)

Weighted-average shares used in computing net loss per share attributable to Athenex, Inc. common stockholders, basic and diluted	7,981,109	5,470,574	6,541,068	5,196,923